UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 ) *


                            Flamel Technologies S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    338488109
                     ---------------------------------------
                                 (CUSIP Number)


                                 January 3, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).


     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.         Glenn J. Krevlin
     I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          1,162,654
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     1,162,654
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,162,654
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     4.918%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN, HC
--------------------------------------------------------------------------------

                               Page 2 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.         Glenhill Advisors, LLC
     I.R.S. Identification Nos. of above persons (entities only).    13-4153005
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          1,162,654
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     1,162,654
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,162,654
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     4.918%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     HC
--------------------------------------------------------------------------------

                               Page 3 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.         Glenhill Capital Management, LLC
     I.R.S. Identification Nos. of above persons (entities only).    13-4146739
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          871,413
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     871,413
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     871,413
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     3.686%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

                               Page 4 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.         Glenhill Capital LP
     I.R.S. Identification Nos. of above persons (entities only).    13-4149785
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          680,208
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     680,208
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     680,208
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     2.877%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

                               Page 5 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.         Glenhill Overseas Management, LLC
     I.R.S. Identification Nos. of above persons (entities only).    02-0625266
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          291,241
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     291,241
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     291,241
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.232%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

                               Page 6 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.        Glenhill Capital Overseas Partners, Ltd.
     I.R.S. Identification Nos. of above persons (entities only).    98-0375906
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          291,241
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     291,241
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     291,241
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.232%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

                               Page 7 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.         Glenhill Capital Overseas GP, Ltd.
     I.R.S. Identification Nos. of above persons (entities only).    98-0426124
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          291,241
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     291,241
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     291,241
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.232%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

                               Page 8 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.     Glenhill Capital Overseas Master Fund, L.P.
     I.R.S. Identification Nos. of above persons (entities only).    98-0426132
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          291,241
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     291,241
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     291,241
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.232%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

                               Page 9 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.     Glenhill Concentrated Long Master Fund, LLC
     I.R.S. Identification Nos. of above persons (entities only).    20-1998485
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          191,205
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     191,205
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     191,205
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.809%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

                               Page 10 of 15 pages

CUSIP No.    338488109
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.   Glenhill Concentrated Long Absolute Fund L.P.
     I.R.S. Identification Nos. of above persons (entities only).    20-1998394
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of                         5.   Sole Voting Power          191,205
Shares Bene-                      ----------------------------------------------
ficially owned                    6.   Shared Voting Power        0
by Each                           ----------------------------------------------
Reporting                         7.   Sole Dispositive Power     191,205
Person With:                      ----------------------------------------------
                                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     191,205
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.809%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

                               Page 11 of 15 pages

Item 1.
(a)      The name of the issuer is Flamel Technologies S.A. (the "Issuer").
(b) The principal executive office of the Issuer is located at 33 avenue du Dr. Georges Levy, 69693 Venissieux Cedex, France

Item 2.
(a) The names of the persons filing this statement (the "Statement") are Glenn J. Krevlin, Glenhill Advisors, LLC, a Delaware limited liability Company ("Glenhill Advisors"), Glenhill Capital Management, LLC, a Delaware limited liability company ("GCM"), Glenhill Overseas Management, LLC, a Delaware limited liability company ("Glenhill Overseas"), Glenhill Capital LP, a Delaware limited partnership ("Glenhill Capital"), Glenhill Capital Overseas Partners Ltd., a Cayman Islands exempted company ("Overseas Partners"), Glenhill Capital Overseas GP, Ltd. ("Overseas GP"), Glenhill Capital Overseas Master Fund, L.P., a Cayman Islands exempted company ("Overseas Master"), Glenhill Concentrated Long Master Fund, LLC, a Delaware limited liability company ("Concentrated Fund"), Glenhill Concentrated Long Absolute Fund, L.P., a Delaware limited partnership ("Absolute Fund") (collectively, the "Filers").
(b) The Principal Business Office of the Filers is 598 Madison Avenue, 12th Floor, New York, New York 10022.
(c) For citizenship information see item 4 of the cover sheet of each Filer.
(d)      This Statement relates to the Common Stock of the Issuer.
(e)      The CUSIP Number of the Units of the Issuer is 338488109.

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).
(b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J);


Item 4. Ownership.
See Items 5-9 and 11 on the cover page for each filer.


                                ----------------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

                               Page 12 of 15 pages

Item 5.  Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Glenn J. Krevlin is the managing member and control person of Glenhill Advisors and Glenhill Overseas. He is a director of Glenhill Overseas GP. Glenhill Advisors is the managing member of GCM and GCM is the general partner and control person of Glenhill Capital and Absolute Fund. Absolute Fund is a feeder fund that invests its assets in Concentrated Fund. Glenhill Overseas is the investment manager of Overseas Partners. Overseas Partners is an offshore feeder fund which invests its assets in Overseas Master. Overseas GP is the general partner of Overseas Master. Glenhill Capital, Concentrated Fund and Overseas Master are both private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments.

                                                            [ ] EXHIBIT ATTACHED

Item 8.  Identification and Classification of Members of the Group
If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.  Notice of Dissolution of Group
Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.
                                                            [ ] EXHIBIT ATTACHED

Item 10. Certification
(a) The following certification shall be included if the statement filed pursuant to ss.240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         The following certification shall be included if the statement filed pursuant to ss.240.13d-1(c):

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 13 of 15 pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    January 13, 2006


                                       /s/ GLENN J. KREVLIN
                                       -----------------------------------------
                                       GLENN J. KREVLIN


                                       GLENHILL ADVISORS, LLC

                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin,  Managing Member


                                       GLENHILL CAPITAL MANAGEMENT, LLC

                                       By: Glenhill Advisors LLC,
                                           Managing Member

                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin,  Managing Member


                                       GLENHILL CAPITAL LP

                                       By: Glenhill Capital Management LLC,
                                           General Partner

                                       By: Glenhill Advisors LLC,
                                           Managing Member

                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin,  Managing Member


                                       GLENHILL OVERSEAS MANAGEMENT, LLC

                                       By: Glenhill Advisors LLC,
                                           Managing Member

                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin,  Managing Member


                                       GLENHILL CAPITAL OVERSEAS PARTNERS LTD.

                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin, Director

                               Page 14 of 15 pages

                                       GLENHILL CAPITAL OVERSEAS GP, LTD.

                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin, Director


                                       GLENHILL CAPITAL OVERSEAS MASTER FUND,
                                       L.P.

                                       By: Glenhill Capital Overseas GP, Ltd.,
                                           General Partner


                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin, Director


                                       GLENHILL CONCENTRATED LONG MASTER FUND,
                                       LLC

                                       By: Glenhill Capital Management, LLC,
                                           Managing Member

                                       By: Glenhill Advisors, LLC,
                                           Managing Member

                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin,  Managing Member


                                       GLENHILL CONCENTRATED LONG ABSOLUTE FUND
                                       L.P.

                                       By: Glenhill Capital Management, LLC,
                                           General Partner

                                       By: Glenhill Advisors, LLC,
                                           Managing Member

                                       By  /s/ GLENN J. KREVLIN
                                           -------------------------------------
                                           Glenn J. Krevlin,  Managing Member


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                               Page 15 of 15 pages